Exhibit 10.16

AFFILIATION AGREEMENT

(PRIMARY AFFILIATE)

This Affiliation Agreement (the “Agreement”), is entered into as this 151 of October, 2003, by and between UPN, a Delaware partnership, located at 51 West 52nd Street, New York, New York 10019, and Young Broadcasting of Sioux Falls, Inc. (“Licensee”), located at 501 S. Phillips Avenue Sioux Falls, South Dakota 57104 with respect to television station KELO-DT (the “Station”), which broadcasts on television channel 32 and which is licensed by the Federal Communications Commission (the “FCC”) to serve the community of Sioux Falls, South.  Dakota (the “Licensed Community”), located in the Designated Market Area of Sioux Falls (Mitchell), South Dakota (the “DMA”).  It is understood that Licensee also owns KELO-TV (the “Analog station”), which broadcasts on television channel 11, is licensed by the FCC to serve the Licensed Community for the DMA and is affiliated with the CBS television network.

1.                                      LICENSED RIGHTS.

1.1.          Telecast Rights.  Subject to the terms of this Agreement, UPN hereby grants to Licensee, and Licensee accepts, a limited license to telecast the Network Programs (as defined below), over the Station’s television broadcast facilities.

1.2.          Additional Rights.  Subject to the terms of this Agreement, UPN hereby grants to Licensee a royalty-free nonexclusive license during the License Term (as defined below) to use all trade marks and service marks used by UPN, including, without limitation, the mark “UPN,” as well as the logos and other artwork used by UPN to depict such mark (collectively the “Marks’s in the DMA as trademarks or service marks solely and directly in connection with Licensee’s television production and telecasting activities and the advertising and promotion of those activities (collectively the “Goods and Services”).

1.3.          Reserved Rights.  UPN reserves all other rights which UPN may have in the New York Programs and the Marks which are not expressly licensed to Licensee hereunder (the “Reserved Rights”), including, without limitation, the right to use, and to grant and license to others the right to use,              e Marks, in whole or in part, in any manner whatsoever, including without limitation as a trade name, corporate name, trademark or service mark in connection with any and all goods and services.  As between Licensee and UPN, UPN may exploit the Reserved Rights as UPN sees fit, without restriction, except as otherwise expressly provided in this Agreement.

2.                                      NETWORK PROGRAMS.

2.1.          The Programs.  The television programs licensed to Licensee hereunder are all television programs delivered by UPN to its affiliates for telecast on a network basis during the License Term (collectively the “Network Programs”).

2.2.          Time Periods.  UPN currently intends to deliver Network Programs to be telecast during the following time periods:

2.2.1.       UPN’s current broadcast schedule is as follows:

Prime Time Programs:	Monday through Friday, 8:00 p.m. to 10:00 p.m., Eastern and Pacific Times, 7:00 p.m. to 9:00 p.m., Central and Mountain Times.

Saturday Programming:	Saturday, 12:00 noon to 2:90 p.m. (in all time zones).

2.2.2.       Subject to the provisions of paragraph 2.5, below, UPN shall have the right to begin delivering up to seven (7) nights of Prime Time programming (as defined in paragraph 2.6, below), to be telecast from 8:00 p.m. to 10:00 p.m., Eastern and Pacific Times, 7:00 p.m. to 9:00 p.m., Central and Mountain Times for programs which are schedule for telecast other than on Sunday, or from 7:00 p.m. to 10:00 p.m., Eastern and Pacific Times, 6:00 p.m. to 9:00 p.m., Central and Mountain Times, for programs scheduled for telecast on Sunday.

2.2.3.       Subject to the provisions of paragraph 2.5, below, UPN shall have the right to begin delivering up to one (1) hour of Late Night programming (as defined in paragraph 2.6, below) to be telecast Monday through Friday, commencing no earlier than 11:00 p.m., Eastern and Pacific Times, and no earlier than 10:00 p.m., Central and Mountain Times, and ending no later than 12:30 a.m. the following morning, Eastern and Pacific Times, and no later than 11:30 p.m., Central and Mountain Times, with the exact telecast time to be determined by UPN.

2.3.          Special Network Programs.  In addition to the Network Programs set forth in paragraph 2.2, above, UPN anticipates that it may deliver special programs during each year (each a “Special Network Program”), which Special Network Programs may be intended for telecast on days or at times when UPS is not then regularly delivering Network Programs for telecast.  If and when UPN determines to deliver a Special Network Program, UPN shall provide Licensee with thirty (30) days prior written notice of e specific day and time during which such Special Network Program will be scheduled.  Any such Special Network Program shall be considered a Network Program for all purposes hereunder, except, that, in lieu of the carriage obligations set forth in paragraph 4, below, with respect to any such Special Network Program, Licensee shall be required to telecast up to three (3) such Special Network Programs over the facilities of the Station during each broadcast season and, to the extent that UPN delivers more than three (3) Special Network programs in any broadcast season, Licensee shall use its best efforts to telecast, such additional Special Network Programs over the facilities of the Station.

2.4.          Additional Network Programs.  Notwithstanding anything to the contrary in this Agreement, including, without limitation, the provisions of paragraph 2.2 hereof, UPN shall have the right, in its sole discretion, to day or days on which UPN schedules Network Programs generally (as opposed to any specific Network Program) for telecast from those listed in paragraph 2.2, above; (iv) change any time period or time periods during which UPN schedules Network Programs generally (as opposed to any specific Network Program) for telecast from those listed in paragraph 2.2, above; (v) schedule Network Programs for telecast on days or at times not currently contemplated pursuant to paragraph 2.2, above; and (vi) increase or decrease the number of hours of Network Programs to be furnished hereunder from the number of hours specified in paragraph 2.2.1, above (including, without limitation an increase or decrease resulting from an addition in or reduction of the number of days on which UPN schedules Network Programs for telecast).  Any program delivered by UPN to its broadcast affiliates in place of any Network Program that, as of the date of this Agreement, is regularly scheduled for telecast by UPN (a “Current Network Program”), whether on a temporary or permanent basis, shall also be considered a “Network Program” for all purposes hereunder.  Any program delivered by UPN to its broad                t affiliates in addition to the Current Network Programs (whether on a temporary or permanent basis) is referred to herein as an “Additional Network Program.” Except as expressly provided in paragraph 6.1, below, all Additional Network Programs shall also be considered Network Programs for al purposes hereunder.  Notwithstanding anything to the contrary in this paragraph 2.4 or in paragraph 2.5, below, the selection, scheduling, renewal, substitution and withdrawal of any Network Program, or any portion thereof, shall at all times remain within UPN’s sole discretion.

2.5.          Change in Schedule.  UPN shall have the right, in its sole discretion, to change its broadcast schedule (or to change or alter any Network Program) pursuant to clauses (i) and (ii) of paragraph 2.4, above, without the obligation to provide Licensee with any notice of any such change.  If UPN intend to change its broadcast schedule pursuant to clauses (iii), (iv) or (v) of paragraph 2.4, above, and such change will not result in either an increase or decrease in the total number of hours of Network Programs fished by UPN, UPN shall give Licensee not less than ninety (90) days prior written notice of each such change.  If UPN intends to change its broadcast schedule pursuant to clauses (iii), (iv) or (v) of paragraph 2.4, above, and such change will result in either an increase or decrease in the total number of hours of Network Programs furnished by UPN, or if UPN intends to change its broadcast schedule pursuant to clause (vi) of paragraph 2.4, above, UPN shall give Licensee not less than one hundred eighty (180) days prior written notice of each such change.

2.6.          Definitions.  For purposes of this Agreement, `Prime Time” means 8:00 p.m. (Mondays through Saturdays, 7:00 p.m. on Sundays) to 11:00 p.m., Eastern and Pacific Times, and 7:00 p.m. (Mondays through Saturdays, 6:00 p.m. on Sundays) to 10:00 p.m., Mountain and Central Times.  “Late Night” means 11:00 p.m. to 12:30 a.m. the following morning, Eastern and Pacific Times, and 10:00 p.m. to 11:30 p.m., Central and Mountain Times.  “Saturday Programming” means programming delivered by UPN for telecast on Saturday (other than the Enterprise Weekend Run (as defined in paragraph 2.7, below)), in a time period other than Prime Time or Late Night.  “Sunday Programming” means programming delivered by UPN for telecast on Sunday (other than the Enterprise Weekend Run (as defined in paragraph 2.7, below)), in a time period other than Prime Time or Late Night.  The Saturday Programming and the Sunday Programming are collectively referred to herein as the “Weekend Programming.” “Daytime Programming” means programming delivered by UPN for telecast Monday through Friday (or on any one (1) or more days other than Saturday and Sunday, in a time period other than prime Time or Late Night.

2.7.          Star Trek:  Enterprise.  UPN acknowledges that one (1) of the Prime Time programs currently scheduled for telecast as a Network Program is the one (1) hour television series entitled Star Trek:  Enterprise.  In addition to the Prime Time telecast, Station shall repeat each episode of Star Trek:  Enterprise or its successor between 4:00 p.m. and 12:00 midnight on the Saturday or Sunday immediately following the Prime Time telecast (the “Enterprise Weekend Run”).

3.             LICENSE TERM.  The tern of the rights granted to Licensee hereunder (the “License Term”) shall commence and end on the dates specified in the Deal Terms Rider attached hereto.

4.                                      CARRIAGE.

4.1.          Complete Telecasts.  Licensee agrees that it is of the essence of this Agreement that it shall telecast, over a program stream (a “Subchannel”) that may be multiplexed with other program seams, including that of the Analog Station, telecast over other Subchannels, all Network Programs delivered to Licensee in their entirety, including, without limitation, all commercial announcements, promotional announcements, Network ID’s, credits and all data transmitted as part of the signal, without interruption, deletion or addition (except for the addition of Licensee’s commercial announcements as provided in paragraph 5, below) on the dates and at the times the Network Programs are scheduled b UPN, subject only to paragraph 6.1, below.  In connection with the foregoing, Licensee agrees to maintain complete and accurate records of all commercial and promotional announcements telecast.  Licensee shall submit copies of all such records to UPN within one (1) week after UPN’s request therefor.

4.2.          Transmission of Network Programs.  Station will provide carriage of the Network Programs exclusively on Station’s digital channel in the technical format, consistent with the ATSC standards, provided y UPN, which shall be deemed to include the transmission by Station of all program related material, as defined below, provided by UPN.  Station will provide sufficient channel capacity to achieve a level of transmission quality deemed acceptable by UPN in its reasonable discretion.  It is expressly understood that this Agreement applies only to the primary network feed in digital format of the programming provided by the Network to its affiliated stations for the purpose of analog broadcasting, together with any associated program related material.  Consistent with and subject to the foregoing, the Station shall have the right to us any available portion of its digital signal for the purpose of transmitting local programs or any other material for any business purpose; provided, however, that in the event that UPN proposes that the Station carry additional UPN digital programming (i.e., “multiplexed” programming) or ancillary data which is not “program related” as defined below, Licensee agrees to negotiate in good faith with UPN regarding the:  terns pursuant to which such multiplexed programming or ancillary data may be carried.  As used in this paragraph, “program-related material” shall mean (i) information and material of a commercial or non-commercial nature which is directly related to the subject matter or identification of, or persons appearing i , the Network Programs, or to specific UPN commercial advertisements or promotional announcements contained in the Network 4   Programs, if such information or material is transmitted concurrently or substantially concurrently with the associated Network Program, commercial advertisement or promotional announcement, (ii) closed captioning information, (iii) program identification codes, (iv) program ratings information, (v) alternative language feeds related to the programming, (vi) video description information and (vii) such other material as may be essential to or necessary for the delivery or distribution of the Net-Work Programs in digital format.  Licensee shall telecast each Network Program licensed hereunder solely from the Station’s originating transmitter and antenna.  Except as shall be unavoidably incident to the foregoing, Licensee shall not (i) transmit any Network Program, or any audio or visual portion thereof, into a place where admission is charged or where the reception of the transmission is made subject to the payment of a fee; (ii) relay the telecast of any Network Program, or any audio or visual portion thereof, to any other party; or (iii) cause, authorize or permit the transmission, duplication or recording of any Network Program, or any audio or visual portion thereof, by or over any other medium, facility, device, or method not expressly authorized hereunder; except that Licensee may assert a right to carriage of Station’s signal by a cable television system or other multichannel video programming distributor (“MVPD”) pursuant to the provisions of the Cable Consumer Protection and Competition Act of 1992 (“the 1992 Cable Act”) or the Satellite Home Viewer Improvements Act (“SHVIA”), or any successors thereto (collectively, the “Acts”), and may, to the extent permitted by paragraph 4.4 hereof, grant consent to the retransmission of such signal by a cable television system or other MVPD, as defined by the Acts.

4.3.          Translators.  Notwithstanding the provisions of paragraph 4.2, above, Licensee shall have the right to transmit a Network Program over the facilities of all translators which the Station regularly uses for the retransmission of its broadcast signal (whether or not any such translator is owned or operated by Licensee) simultaneously with its transmission of that Network Program over the facilities of the Station’s main transmitter.  In the event that the signal emanating from the Station’s translators is received in a community outside the Station’s DMA, UPN shall have the right, at any time (but not the obligation), to rescind such rights.  If requested by UPN, within one (1) week after Licensee’s receipt of UPN’s written request, Licensee shall provide UPN with a list of all translators used for the retransmission of the Station’s broadcast signal.

4.4.          Retransmission Consent.  Licensee may grant consent to the retransmission of Station’s signal by a cable television system or other MVPD pursuant to the provisions of the Acts (hereafter “retransmission consent”), provided that at the time retransmission consent is granted the cable television system or other multichannel program service on which Station’s signal is to be retransmitted (serves television homes within the DMA.  Notwithstanding anything to the contrary in the foregoing, in no case shall retransmission consent be granted to a television receive-only satellite service, or a direct broadcast satellite service, if Station’s signal is to be retransmitted by such service to television homes outside of Station’s television market other than “unserved household(s),” as that term is defined in Section 119(d) of Title 17, United States Code, as in effect on October 5, 1992.  Nothing contained herein shall (i) be deemed a license to a cable television system or other MVPD to transmit any of the Network Programs or (ii) affect UPN’s rights as against any cable television system or other MVPD.

5.                                      LICENSEE’S COMMERCIAL AND PROMOTIONAL ANNOUNCEMENTS.

5.1.          Formatting for Hour Long Programs.  Subject only to applicable governmental rules and regulations, each hour of Network Programs hereunder shall be formatted to provide Licensee with the amount.  of time for Licensee’s commercial announcements (inclusive of station breaks) as set forth below.  In addition, UPN may place promotional announcements in the Network Programs, the number, timing and format of which shall be determined by UPN.

5.1.1.       Prime Time:  Three (3) minutes per hour.

5.1.2.       Daytime Programming:  If a Network Program telecast during this time period is intended primarily for children twelve (12) years old or younger (as determined by UPN), five (5) minutes per hour.  With respect to all other Network Programs telecast during this time period; seven (7) minutes per hour.

5.1.3.       Enterprise Weekend Run:  Four (4) minutes per hour.

5.1.4.       Weekend Programming:  If a Network Program telecast during this time period is intended primarily for children twelve (12) years old or younger (as determined by UPN), four (4) minutes per hour.  If a Network Program telecast during this time period is a theatrical or television motion picture (other than a motion picture intended primarily for children twelve (12) years old or younger), six (6) minutes per hour.  With respect to all other Network Programs telecast during this time period, seven (7) minutes per hour.

5.1.5.       Late Night:  Seven (7) minutes per hour.

5.2.          Formatting, for Other Programs.  The number of minutes of commercial announcement time provided to Licensee pursuant to paragraph 5.1, above, shall be pro-rated for Network Programs which are less than or greater than one (1) hour in duration.

5.3.          Formatting Changes.  Notwithstanding the provisions of paragraph 5.1, above, UPN may decrease the amount of commercial time available to Licensee in any Network Program or change the allocation of such commercial time between UPN and Licensee with the prior approval of the Affiliate Board (as defined in paragraph 10, below), upon ninety (90) days prior written notice to Licensee.  Subject to the foregoing, the placement, timing and format of all commercial announcements contained in the Network Programs shall be determined by UPN.

5.4.          Licensee Commercials.  Subject to the provisions of this paragraph 5, Licensee may insert commercial announcements within a Network Program in accordance with UPN’s instructions and procedures and in accordance with applicable laws, but only at those points designated by UPN for such purposes.  Neither UPN nor Licensee shall share in the revenue realized by the other from the sale of commercial announcements.

5.5.          Competitive Products.  Licensee shall use reasonable efforts, in scheduling its commercial announcements, to avoid the placement of such announcements in the same commercial pod competitive products or services contained in commercial announcements sold by UPN, provided that UPN s! all have; given Station reasonable notice of UPN’s anticipated commercial lineup in the Network Program in question.  In addition, Licensee shall use reasonable efforts, in scheduling its commercial announcements, to avoid the placement of such announcements for products or services that are competitive with those of an advertiser to which UPN has agreed to provide category exclusivity in the Network Program (including commercial breaks adjacent thereto) with respect to which such exclusivity agreement applies, provided that UPN shall have given Station at reasonable notice of such exclusivity arrangements.

5.6.          Limitation on Commercials.  In the event that any state, federal, or other governmental rule, regulation or law (including, without limitation, a regulation of the FCC), or any other governmental action reduces or otherwise limits the commercial advertising or non-program time that can be used in any or all of the Network Programs, then, notwithstanding the provisions of paragraph 5.1, above, UPN shall be entitled to reduce, on a pro-rata basis, the amount of commercial time available to License and UPN in each of the Network Programs, upon ninety (90) days prior written notice to Licensee. (or upon such shorter notice as may be required by such law or regulation).

6.                                      PREEMPTION.

6.1.          Authorized Preemptions.

6.1.1.       Nothing contained herein shall be construed to prevent Licensee from rejecting or refusing any Network Program that Licensee reasonably believes to be unsatisfactory, unsuitable or contrary to the public interest (an “Unacceptable Program”), or from substituting a program that Licensee reasonably believes is of greater local or national importance; provided, however, that Licensee shall give UPN written notice of each such preemption, and the justification therefor, at least seventy-two (72) hours in advance of the scheduled telecast, or as soon thereafter as circumstances permit (including an explanation of the cause for any lesser notice); and further provided that, except with respect to Unacceptable Programs, unless UPN gives Licensee written notice that UPN is exercising its right, pursuant to paragraph 6.2, below, to terminate Licensee’s right to telecast the preempted Network Program, Licensee fulfills its make.  good obligations as set forth in paragraph 6.3.  below.  A Network Program may be considered unsatisfactory, unsuitable or contrary to the public interest only if (i) Licensee reasonably believes that the telecast of the Network Program would violate any applicable governmental laws, rules, regulations or published policies; (ii) the Network Program does not meet customary engineering standards; or (iii) Licensee reasonably believes that the Network Program would not meet prevailing contemporary standards of good taste in the Licensed Community.  No Network Program may be considered unsatisfactory, unsuitable or contrary to the public interest, or of lesser local or national importance, based on program performance or ratings, advertiser reactions, or the availability of alternative programming (including, without limitations, sporting events) which Licensee believes to be more profitable or attractive than the scheduled Network Program.

6.1.2.       A preemption of a Network Program permitted under this paragraph 6.1 is referred to herein as an “Authorized Preemption”.  In addition to the Authorized Preemptions described in paragraph 6.1.1, Authorized Preemptions shall include (prodded Licensee fulfills its make-good obligations as set forth in paragraph 6.3, below) (i) preemptions expressly authorized by Exhibit A; and (ii) a preemption for a Force Majeure Event, as defined in paragraph 2 of the Standard Terms and Conditions attached hereto.  Any preemption, including, without limitation, a preemption of a commercial or promotional announcement contained in a Network Program, which is not an Authorized Preemption hereunder is an “Unauthorized Preemption”.

6.2.          UPN’s Rights With Respect to Preemptions.  If, pursuant to paragraph 6.1 hereof, Licensee preempts, or notifies UPN that it will preempt, a Network Program, then (regardless of whether such preemption is an Authorized Preemption or an Unauthorized Preemption), UPN shall have the right, in its sole discretion, to either (i) terminate Licensee’s right to telecast the preempted Network Program, and license such telecast rights to any other party, or (ii) require Licensee to comply with the make-good provisions of paragraph 6.3, below (which make-good provisions shall, however, be inapplicable if the Network Program preempted was an Unacceptable Program).  If, with respect to any series of Network Programs (a “Network Series”), Licensee preempts three (3) or more episodes during any twelve (12) month period (regardless of whether or not such preemptions are Authorized Preemptions or Unauthorized Preemptions, but not including any preemption to broadcast a program which Licensee reasonably believes is of greater local or national importance), then in addition to any other rights or remedies accorded to UPN hereunder, UPN shall have the right, in its sole discretion, to terminate Licensee’s right to telecast the remaining episodes of such Network Series intended for telecast during the then-current and/or future broadcast season(s), and may license the telecast rights to such terminated episodes to any other party.

6.3.          Make-goods.  In the event that Licensee fails for any reason to telecast any Network Program or any part thereof (including, without limitation, all of the commercial and promotional announcements contained therein) as provided herein, and, pursuant to paragraph 6.2 hereof, UPN elects to require Licensee to comply with the make-good provisions of this paragraph 6.3 with respect to such omitted Network Program, except with respect to the preemption of an Unacceptable Program, Licensee shall telecast such omitted Network Program and the commercial and promotional announcements contained therein (or any replacement Network Program and commercial and promotional announcements designated by UPN) in the time period pre-designated by the parties as set forth in Exhibit A hereto.  If Licensee does not promptly comply with the provisions of this paragraph 6.3, UPN shall have the right, without limitation of any other right it may have, to license the telecast rights to the omitted Network Program to any other party, and shall have the right to terminate Licensee’s right to telecast the remaining episodes of such Network Series intended for telecast during the then-current and/or future broadcast season(s) and thereafter license the telecast rights to such terminated episodes to any other part.  In addition, if Licensee does not promptly comply with the provisions of this paragraph 6.3, the preemption, which gave rise to the make-good obligation, shall automatically constitute an Unauthorized Preemption hereunder (as of the date of the original preemption), even if such preemption was originally an Authorized Preemption.

7.                                      PROMOTION.

7.1.          Promotional Announcements.  In addition to the promotional announcements included by UPN in the Network Programs, UPN shall provide Licensee with promotional announcements for the Network Programs (the “Promos”), at no cost to Licensee to be telecast by the Station at times when the Station is not telecasting Network Programs.  Licensee shall use its’ best efforts to telecast the Promos in consultation with UPN to obtain the best possible promotion for the Network Programs; provided, however, that, Licensee must comply with the minimum promotional announcement requirements set forth in paragraph 7.2, below.  For purposes of this Agreement, Promos do not include UPN ID’s or other similar announcements that refer only to UPN and do not refer to any specific Network Program, nor do Promos include any promotional announcement included by UPN in any Network Program.  Licensee agrees to maintain complete and accurate records of all promotional announcements telecast.  Licensee shall submit copies of such records to UPN within three (3) weeks after UPN’s request therefor.

7.2.          Minimum Promotional Announcement Requirements.  With respect to the promotional announcement obligation set forth in paragraph 7.1, above, Licensee shall telecast no fewer than two (2) thirty (30) second Promos :each hour, seven (7) days per week, when the Station is not telecasting Network Programs.  In addition; Station shall telecast no fewer than four (4) thirty (30) second Promos each day, seven (7) days per week,) at any time between 7:00 a.m. and 12:00 midnight in the Station’s local time zone during programming on the Analog Station and on the Subchannel that carries the Analog Station.  The programming in which each of the Promos is telecast shall be compatible with the Network Program being promoted in such Promo.

7.3.          Other Promotional Materials.  UPN shall provide Licensee, at no cost to Licensee, with such print, on-air television, radio and collateral materials promoting the Network Programs as UPN deems appropriate.  UPN shall also provide, at reasonable cost to Licensee, such other merchandising materials as UPN deems appropriate.

7.4.          Station Identification.  Commencing on the date Licensee executes this Agreement or, at UPN’s election, on a subsequent date established by UPN, and continuing throughout the License Term, Licensee shall, on the Subchannel that carries the Network Programs, identify the Station exclusively a an affiliate of “UPN,” as part of the “UPN Network” or by such other name as UPN may subsequently designate in writing, in all Station IM.’s telecast, and in all other promotional material distributed by Licensee or under Licensee’s control with respect to the Station, whether or not such identifications or promotional materials relate to the Network Programs or other programming telecast by the Station on the Sub channel that carries the Network Programs; provided, however, that such identification may be preceded or followed by the Station’s call letters, community of license and channel position.  All such Station I.D.’s and promotional materials shall also incorporate the UPN logo, as provided to Licensee in the UPN Logo Usage Guide (the “Usage Guide”), in a design consistent with the rules set forth in said Usage Guide that has received the prior approval of UPN in accordance with the procedures specified therein.  wring the License Term, Licensee shall not identify the Station as being affiliated with or part of any ‘,other broadcast television network, and shall also identify the Station as being the primary UPN affiliate in the Licensed Community to all ratings services, including, without limitation, Nielsen.  In addition, in the event that the Station telecasts television programming provided by any other television network, the Station shall not telecast the name, logos or any other identification of such other television network.  $t is understood that the foregoing restrictions are applicable only with respect to the programming telecast by Station on the Subchannel that carries the Network Programs and do not apply to any other Subchannel over which Station may be telecasting programming of another network.

7.5.          Co-op Advertising.  Licensee shall participate in UPN’s co-op advertising program in!, accordance with UPN’s written co-op advertising guidelines, as the same may be in effect from time-(o-time.  In that regard, Licensee shall allocate a portion of the Station’s annual advertising budget to allow for Licensee’s participation in UPN’s co-op advertising program:

7.6.          Restrictions On Advertising and Promotional Materials.  From time to time, UPN may provide Licensee with written notice of advertising, publicity and promotional requirements and restrictions applicable to the Network Programs, the persons rendering services in the Network Programs or UPN’s advertisers.  Licensee shall strictly comply with these requirements and restrictions at all times after their receipt.  If Licensee undertakes to conduct its own promotional activities (including, without limitation, any contest, sweepstakes or other similar promotional activity), Licensee agrees and acknowledges that the indemnity provisions of paragraph 4.2 of the Standard Terms and Conditions attached hereto shall extend to any claims against UPN (or any other party indemnified by Licensee pursuant to paragraph 4.2 of the Standard Terms and Conditions) arising out of or relating to any such promotional activity.

8.                                      EXCLUSIVITY.

8.1.          Exclusivity.  Except as set forth in paragraphs 6.2 and 6.3, above, during the License Term UPN shall not license the Network Programs, or any of them, to any broadcast television station licensed by the FCC to operate in the Licensed Community, other than the Station.  Licensee acknowledges that telecasts of the Network Programs originating outside of the Licensed Community may be received by television sets located within the Licensed Community, and Licensee agrees that such reception shall not constitute a breach of this Agreement by UPN.

8.2.          Network Exclusivity Zone.  For purposes of this paragraph, a television station’s “Network’, Exclusivity Zone” shall mean the zone within thirty-five (35) miles of the station’s reference points, or! in the case of a “small market television station,” as defined in Section 76.92 of the FCC Rules, the zone within fifty-five (55) miles of said reference points; provided, however, that in no case shall the “Network Exclusivity Zone” include an area within the Designated Market Area, as most recently determined by Nielsen, of another UPN affiliate.  A station’s “reference points” for purposes of this paragraph shall be as defined in Section 73.658(m) of the FCC Rules, and shall be deemed to include, with respect to 4 station in a hyphenated market, the reference points of each named community in that market.  For purposes of this Agreement, “FCC Rules” means the rules and regulations of the FCC, as the same may be in effect from time-to-time, as set forth in volume 47 of the Code of Federal Regulations (“47 CFR”).  All references in this Agreement to specific sections of the FCC Rules shall be deemed to be references to the applicable section in 47 CFR

8.3.          Network Non-duplication.  Licensee shall be entitled to exercise, within Station’s Network Exclusivity Zone, the protection against.  duplication of network programming in any and all formats (including digital format), as provided by Sections 76.92 through 76.95 and Sections 76.120 through 76.124 of the FCC Rules, with respect to a Network Program during the period beginning one (1) day before and ending seven (7) days after the day UPN intends for such Network Program to be generally broadcast by UPN’s affiliates; provided, however, that such right shall apply only to Network Programs, broadcast in the intended time period or authorized make-good time period; and provided further that nothing herein shall be deemed to preclude UPN from granting to any other broadcast television station licensed to any other community similar network non-duplication rights within that station’s Network Exclusivity Zone, and Licensee’s aforesaid right of network non-duplication shall not apply with respect to the transmission of the programs of another UPN affiliate (current or future) by a “community unit,” or a satellite carrier, as those terms are defined by the FCC Rules, located (wholly or partially), or serving subscribers, within the area in which Station’s Network Exclusivity Zone overlaps the Network Exclusivity Zone of that other UPN affiliate.  In connection with the foregoing, concurrently with the parties’ execution of this Agreement, the parties will enter into an Exclusivity Rider substantially in the form of Exhibit B hereto.  Notwithstanding the provisions of this paragraph or the Exclusivity Rider, (a) UPN shall have the right to authorize any television broadcasting station (whether or not such station is in the Licensed Community) to telecast any program offered by UPN concerning a subject UPN deems to be of immediate national significance, including, without limitation, a Presidential address; and (b) with respect to’, the MGM movies that currently constitute the Saturday Programming, exclusivity is granted only with respect to the regularly scheduled period of broadcast of said Saturday Programming.

8.4.          Exclusive Network Rule.  In consideration for the exclusivity granted to Licensee hereunder, if at any time, the FCC’s exclusive network rule is eliminated or amended to permit Licensee to have an exclusive affiliation agreement (i.e., an affiliation agreement that prohibits Licensee from telecasting programming provided by , other networks), then Licensee agrees that, commencing upon the effective date of such amendment or the elimination of such rule, Licensee shall not telecast or otherwise retransmit programming provided by any other national network on the Subchannel that carries the Network Programs.

9.                                      DELIVERY.

9.1.          Program Retention and Retention.  UPN shall make the Network Programs available to Licensee in such sequence as UPN shall determine.  Any and all costs of whatever kind or nature incurred with respect to the reception of the Network Programs and the telecast of the Network Programs by the Station shall ‘,be borne by and shall be the sole responsibility of Licensee.  All right, title and interest in and to the Network Programs delivered to Licensee shall, at all times, remain the property of UPN, subject only to Licensee’s right to telecast the Network Programs in accordance with the terms of this Agreement.  Licensee shall have the right to prepare and retain a taped copy of each Network Program delivered to Licensee hereunder until such time as the Station has telecast that Network Program as scheduled by UPN (provided, however, that, in the case of Star Trek:  Enterprise or its successor, Licensee may retain the taped copy until the Enterprise Weekend Run is telecast), after which time Licensee shall erase or destroy the taped copy of that Network Program.  At UPN’s request, Licensee shall furnish UPN with a Certificate of Erasure or Destruction signed by an officer of Licensee, or other evidence reasonably acceptable to [VPN] of such erasure or destruction.

9.2.          Program Information.  UPN shall endeavor to provide Licensee with synopses for each of the Network Programs, as well as other programming information, reasonably in advance of the Station’s telecast of each Network Program.

10.                               AFFILIATE BOARD.

For purposes of this Agreement, the “Affiliate Board” means the Affiliate Board of Governors established to represent the UPN affiliates.  UPN shall consult with the Affiliate Board from time to time in connection with the Network Programs; provided, however, that, except as expressly provided to the contrary herein, all decisions shall ultimately be made by UPN in its sole discretion:

11.                               CHANGE IN OPERATIONS.

Licensee shall notify UPN immediately in writing if Licensee applies to the Federal Communications Commission to materially modify the Station’s transmitter location, power or frequency or if Licensee plans to materially modify the Station’s hours of operation or programming format.

12.                               STANDARD TERMS AND CONDITIONS.

This Agreement is subject to UPN’s Standard Terms and Conditions, which are attached hereto and incorporated herein by reference.  In the event of any inconsistency between the principal portion of this Agreement and the Standard Terms and Conditions, the principal portion of this Agreement (including the riders and exhibits attached hereto) shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

UPN	YOUNG BROADCASTING OF
SIOUX FALLS, INC.

By:	By:

Name:	Name:
Title:	Title:
Dated:	Dated:

STANDARD TERMS AND CONDITIONS

1.                                      TRADEMARK MATTERS.

1.1.          Licensee acknowledges all of UPN’s rights and interests in and to the Marks throughout the world in any form or embodiment thereof.  Licensee acknowledges and agrees that it has not acquired any property rights in or to the Marks, will not acquire any property rights in or to the Marks other than the license specifically granted herein, and will not use the Marks of any similar trademark, service mark or trade name at any time during or after the License Term except pursuant to this Agreement and any amendment or supplement hereto executed by UPN.  Licensee will never challenge UPN’s rights or those of UPN’s grantors with respect to the Marks, nor will Licensee challenge the validity of the Marks or any application for registration thereof, or any copyright or trademark registrations thereof.  Licensee will not, at any time, do or suffer to be done, any act or thing which will in any way jeopardize, dilute or adversely affect any of UPN’s rights or the rights of its grantors with respect to the Marks or any registrations thereof or which, directly or indirectly, will reduce the value of the Marks.

1.2.          Licensee acknowledges that the Marks have acquired valuable secondary meaning and goodwill with the public, and that products and services bearing the Marks have acquired a reputation of highest quality.  Accordingly, Licensee undertakes and agrees not to use the Marks in any manner whatsoever which, directly or indirectly, would derogate or detract from their, repute or which would demean, ridicule or reflect adversely upon the Marks or UPN.  Licensee recognizes that its undertaking in this paragraph represents a major inducement and consideration for UPN to enter into this Agreement.

1.3.          Notwithstanding anything to the contrary contained herein, in the event that UPN discontinues its use of one (1) or more of the Marks, upon written notice to:  Licensee that UPN has discontinued its use of such Mark or Marks, the license granted hereunder with respect to the Mark or Marks referred to in UPN’s notice shall automatically terminate and Licensee shall have no further right to any use of such Mark or Marks.

1.4.          The quality of the Goods and Services shall meet or exceed the quality of the goods and services offered by UPN that utilize the Marks.

1.5.          Licensee shall faithfully and accurately reproduce the Marks.  No partial version of the Marks, or any fragments thereof, nor, except as expressly provided below, any modified or derivative version of the Marks, may be used at any time for any purpose without UPN’s prior written consent in each instance.  Notwithstanding the foregoing, UPN agrees that Licensee may use one or more of the Marks in connection with Licensee’s trademarks or service marks used by Licensee in connection with the Stations’ telecast activities.  In that regard, UPN specifically acknowledges that Licensee shall be entitled to use one or more of the Marks in combination with the Stations’ call letters or channel designation to identify the Stations, and may use such designation in connection with all of the Stations’ television production and telecasting activities, and the advertising and promotion thereof, regardless of whether or not such activities consist of telecasting Network Programs.  UPN also specifically acknowledges that Licensee shall be entitled to refer to its news telecasts as “UPN News,” and may use such designation in connection with advertising and promoting the Stations’ news production and telecasting activities.  Except as set forth herein, Licensee shall not combine any other trademark, service mark or trade name with the Marks, without UPN’s express prior written approval.  UPN shall own any approved partial, modified or derivative versions of the Marks and, subject to Licensee’s rights and the rights of any third parties, any approved combination marks.

1.6.          Licensee shall, at its own expense, apply trademark notices or other markings as UPN may request in connection with each and every use of the Marks.  Notwithstanding the foregoing, Licensee shall not be responsible for trademark notices on Network Program and related materials delivered by UPN to Licensee pursuant to this Agreement; provided that Licensee shall not alter any notices contained in such Network Programs and related materials.

1.7.          Licensee shall be solely responsible for and shall comply with all laws, rules and regulations, if any, of governments and agencies and political subdivisions thereof in connection with the Goods and Services.  Licensee wan-ants and represents that the Goods and Services will not violate the rights of any other person or entity.

1.8.          Upon UPN’s request, Licensee shall furnish to -UPN, free of cost, a detailed statement describing the Goods and Services, including, without limitation, the form and manner in which such activities are intended to be rendered, along with copies of all materials to be used in connection with the Goods and Services in the form Licensee intends to utilize such materials.

1.9.          UPN or its representatives shall, upon reasonable notice; have access for quality inspection purposes to the premises where the Goods and Services are produced or rendered during regular business hours.  All expenses of conducting such inspections shall be borne by UPN, unless such inspection reveals that the Goods and Services do not comply in all material respects with the quality standards set forth herein, in which case Licensee shall pay all reasonable costs and expenses of carrying out the inspection.

1.10.        If UPN reasonably determines that any material aspect of the Goods and Services, or Licensee’s use of the Marks in connection with the production, advertising, promotion or telecasting of the Goods and Services, does not comply with UPN’s quality standards or is otherwise in violation of this Agreement, then UPN shall notify Licensee in writing specifying such deficiencies.  If Licensee does not correct all such deficiencies to UPN’s reasonable satisfaction within a reasonable time, then, in addition to any other rights or remedies afforded to UPN, UPN may avail itself of any of the remedies set forth in paragraph 7, below.

1.11.        Licensee shall fully cooperate with UPN in protecting all rights in and to the Marks.  Licensee shall not at any time register or apply to register for Licensee’s benefit the Marks or any modified or derivative version thereof.  All uses of the Marks by Licensee hereunder shall inure to the benefit of UPN or its grantors.

1.12.        In the event that Licensee learns of any infringement or imitation of the Marks or of any use by any person of a copyright, trademark, service mark, trade name, trade dress or proprietary item similar to the Marks, it shall promptly notify UPN thereof in writing and if, in Licensee’s opinion, such infringement, imitation, or use also constitutes an

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infringement of the rights granted to Licensee hereunder, Licensee shall specifically so state in its notice; provided, however, that Licensee’s inadvertent failure to give such notice shall not constitute a breach of this Agreement.  In such event, UPN shall have the sole right to determine whether or not any action shall be taken with respect ‘Ito such infringements or imitations.  Licensee agrees to assist UPN to the extent necessary in the procurement of any protection or to protect any of UPN’s rights to the Marks, and UPN, if it so desires, may commence or prosecute any claims or suits in its own name or in Licensee’s name, or join Licensee as a party thereto.  Licensee shall not institute any suit or take any action on account of any such infringement or imitation without first obtaining UPN’s written consent to do so.  All costs and expenses, including legal fees, incurred in connection with any such suits which are instituted by Licensee with UPN’s prior written consent shall be borne solely by Licensee.  As to suits instituted by Licensee with UPN’s prior written consent, Licensee shall undertake and control the prosecution of such suits using counsel approved by UPN, and such counsel shall consult fully with UPN concerning the strategy and tactics of such Proceedings.  UPN shall have the right to participate and represent its interests through counsel of its own choosing.  If UPN elects to participate through counsel of its own choosing, UPN shall pay the costs of such’ counsel.  Licensee shall not have any rights against UPN for damages or any other remedy by reason of any action filed by UPN, any determination by UPN not to act or any settlement to which UPN may agree with respect to any alleged infringements or imitations by others of the Marks, nor shall any such action or determination, or such settlement, by UPN affect the validity or enforceability of this Agreement.

1.13.        UPN will at all times have the right, in its sole discretion, to take whatever steps it deems necessary or desirable to protect the Marks from harmful or wrongful activities of third parties involving the Goods and Services or otherwise and, subject to the provisions of paragraph 1.12, above, shall have the right to control any litigation or other proceeding undertaken by it for any such purpose.

1.14.        The license granted hereunder with respect to the Marks shall automatically terminate on the expiration of the License Term.

2.                                      FORCE MAJEURE.

UPN shall not be liable to Licensee for failure to supply any programming or any part thereof, nor shall Licensee be liable to UPN for failure to telecast any such programming or any part thereof, by reason of any act of God, labor dispute, non-delivery by program suppliers or others, failure or breakdown of satellite or other facilities, legal enactment, governmental order or regulation or any other cause beyond their respective control (each a “Force Majeure Event”).

3.                                      REPRESENTATIONS AND WARRANTIES.

3.1.          UPN represents and warrants that Licensee’s telecasting of the Network Programs over the facilities of the Station, in accordance with this Agreement, shall not violate or infringe upon the rights of others; provided, however, that the foregoing representations and warranties shall not apply to:  (i) public performance rights in music as set forth in paragraph 5, below; (ii) any material furnished or added to the Network Programs after delivery to Licensee

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by any party other than UPN; or (iii) the deletion of any material from or changes to the Network Programs as delivered by UPN by any party other than UPN.

3.2.          Licensee represents and warrants that it has full authority to enter into and completely perform this Agreement.  Licensee has not, and will not, undertake any action that might impair UPN’s rights under this Agreement.  There are no existing or threatened claims; or litigation that would adversely affect or impair Licensee’s ability to completely perform under this Agreement.

4.                                      INDEMNITIES.

4.1.          UPN will defend, indemnify and hold harmless Licensee (including its officers, directors, owners, shareholders, employees and agents) from and against any and 411 third party claims and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities, but not including “lost profits” or consequential or indirect damages, due to UPN’s breach of any of its obligations, representations or warranties set forth in this Agreement.  Notwithstanding the foregoing, UPN does not make any representations or warranties with respect to, and shall not indemnify Licensee against, any claim, action or proceeding wherein it is alleged that matter contained in the Network Programs was the proximate cause of any criminal or self-destructive act or resulting civil damage.

4.2.          Licensee will defend, indemnify and hold harmless UPN, its successors, licensees, assigns and parent, subsidiary and affiliated companies or entities (including, without limitation, any partners in UPN), and the directors, officers, employees, agents, successors, licensees and assigns of each of the foregoing, from and against any and all third party claims and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities, due to:  (i) the use by Licensee or its successors or assigns of the Network Programs (other than claims, damages, liabilities, costs or expenses as to which and to the extent that UPN is obligated to indemnify Licensee pursuant to the preceding paragraph); (ii) Licensee’s telecast or distribution of promotional materials for the Network Programs other than those promotional materials delivered to Licensee by UPN; (iii) Licensee’s failure to comply with any restriction on the exercise of any rights granted to it under this Agreement; (iv) Licensee’s breach of any of its obligations, representations or warranties set forth in this Agreement; or (v) any matters excluded from UPN’s representations and warranties pursuant to clauses (i), (ii) or (iii) of paragraph 3.1, above.  Licensee will remain responsible for honoring Licensee’s indemnity obligations pursuant to this paragraph 4.2 despite any assignment pursuant to paragraph 11, below.

4.3.          Each party agrees that, upon receipt or presentation of any claim or notification of the institution of any action with respect to which indemnification might be required hereunder, such party will promptly notify the other party in writing thereof.  With respect to any such indemnification, the indemnitor shall have the right to control the course and conduct of such defense, and the indemnitee shall cooperate fully with the indemnitor in defending such claim.  Any such indemnitee shall have the right, in its discretion and at its sole expense, to retain independent counsel and to participate in any such defense.

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5.                                      Music.

UPN warrants that the performing rights to the music contained in the Network Programs shall be (i) controlled by a performing rights society, (ii) in the public domain, or (iii) controlled by UPN to the extent necessary to permit Licensee’s use hereunder.  UPN does not represent or warrant that Licensee may exercise the performing rights to such music without paying a performing rights royalty or license fee.  Licensee shall, at its sole cost and expense, secure all performing rights licenses necessary for the telecast of the music contained in each of the Network Programs.

6.                                      DEFAULT.

6.1.          The occurrence of any of the following events shall constitute an “Event of Default” hereunder:  (i) Licensee’s insolvency or failure to pay its debts when due; (ii) Licensee’s making an assignment for the benefit of creditors, or seeking relief under any bankruptcy taw or similar law for the protection of debtors, or suffering a bankruptcy petition to be filed against it or a receiver or trustee appointed for substantially all of its assets, if the same is not removed within thirty (30) days; (iii) Licensee’s breach of or failure to comply with any material term, covenant, representation, warranty or condition of this Agreement or any other agreement between UPN and Licensee; (iv) a breach by any company or entity affiliated with Licensee (including, without limitation, Licensee’s parent or subsidiary entities) of, or failure by any such party to comply with, any material term, covenant, representation, warranty or condition of any agreement between UPN and any such company or entity; (v) any attempt by Licensee to make any assignment or transfer of this Agreement without first obtaining UPN’s consent as required by paragraph 11, below; or (vi) with respect to an assignment or transfer of this Agreement to which UPN has consented pursuant to paragraph 11, below, Licensee’s failure to obtain a written agreement from such assignee or transferee prior to any such assignment or transfer, in form and substance satisfactory to UPN, assuming all of Licensee’s obligations under this Agreement (provided, however, that nothing contained herein shall prevent UPN from waiving such Event of Default and ratifying such assignment or transfer).

6.2.          With respect to any Event of Default hereunder, if the Event of Default is incapable of cure, then Licensee will be in default immediately upon the occurrence of the event giving rise to the default.  If the Event of Default incapable of cure, then Licensee will have ten (10) days after its receipt of a written notice from UPN specifying the Event of Default within which to cure the default.  If the Event of Default is incapable of cure, or if Licensee fails to cure within the, time provided, then, in addition to any and all other rights or remedies accorded to UPN pursuant to this Agreement (including, without limitation, the termination rights accorded to UPN pursuant to paragraph 7.1.1, below), and in addition to any and all other rights or remedies accorded to UPN at law or in equity (including, without limitation, the right to recover damages), UPN may avail itself of any of the additional remedies set forth in paragraph 9, below.

7.                                      TERMINATION RIGHTS.

7.1.          Notwithstanding anything to the contrary contained in this Agreement, in addition to any other rights or remedies accorded to UPN pursuant to this Agreement, or any other rights or remedies accorded to UPN at law or in equity, and regardless of whether or not an Event of Default has occurred (except as expressly noted below), UPN may (but shall not be

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obligated to) terminate this Agreement upon the occurrence of any one (1) or more of the following events (subject to any applicable notice provisions set forth below):

7.1.1.       Upon the occurrence of an Event of Default, if such Event of Default is not cured within the time allowed pursuant to paragraph 6.2, above (if any).  Such termination shall become effective immediately upon Licensee’s receipt of UPN’s written termination notice.

7.1.2.       If Licensee fails to give UPN written notice, as required by paragraph 11.3 hereof, of the filing with the FCC of an application for consent to the assignment or transfer of control of Station’s License, by UPN’s giving Licensee written notice of termination within thirty (30) days of its learning of the filing of such application.  A termination of this Agreement pursuant to this paragraph 7.1.2 shall be effective as of the effective date of any assignment or transfer of control (voluntary or involuntary) of Station’s License or any interest therein, or fifteen (15) days after Licensee’s receipt of notice of termination, whichever is later.

7.1.3.       If the Station has three (3) or more Unauthorized!, Preemptions during any twelve (12) month period during the License Term, or if UPN reasonably believes based on Licensee’s actions or statements that such Unauthorized Preemptions will occur.  Such termination shall become effective thirty (30) days after Licensee’s receipt of UPN’s written termination notice.

7.1.4.       If the Station’s power, frequency or hours of operation are materially reduced at any time, other than as a result of a Force Majeure Event, or’ the Station’s transmitter location or programming format is materially changed, so that Station’s value to UPN as a telecaster of Network Programs is less than as of the date of this Agreement, and such reduction or change has not been cured within fifteen (15) business days after it occurs.  Such termination shall become effective immediately upon Licensee’s receipt of UPN’s written termination notice.

7.1.5.       If, due to a Force Majeure Event, Licensee substantially fails to telecast the Network Programs, as scheduled by UPN, for four (4) consecutive weeks, or for six (6) weeks in the aggregate during any twelve (12) month period.  Such termination shall become effective fifteen (15) days after Licensee’s receipt of UPN’s written termination notice.

7.1.6.       If UPN, or any company affiliated with UPN, including, without limitation, Paramount Pictures Corporation, CBS and Viacom Inc. or any of their affiliates, acquires a financial interest (or acquires an option to acquire a financial’ interest) in a television station, or the license for such station, in the Station’s DMA.  Such termination shall become effective thirty (30) days after Licensee’s receipt of UPN’s written termination notice.

7.1.7.       If, at any time during the License Term, Licensee enters into a local marketing or time brokerage agreement (or other similar agreement) with any third party and such third party causes Licensee or the Station to engage in practices or activities which UPN reasonably believes are or will be detrimental to UPN, or causes

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Licensee or the Station to discontinue any activities or practices which UPN reasonably believes are beneficial to UPN.  Such termination shall become effective thirty (30) days after Licensee’s receipt of UPN’s written termination notice.

7.1.8.       If UPN ceases operation of a national network television service.  Such termination shall become effective ninety (90) days after Licensee’s receipt of UPN’s written termination notice.

7.2.          Licensee shall have the right to terminate this Agreement only if, due to any Force Majeure Event, UPN substantially fails to provide Network Programs generally for four (4) consecutive weeks, or for six (6) weeks in the aggregate during any twelve (12) month period, in which event Licensee may terminate this Agreement upon fifteen (15) days prior written notice.  Notwithstanding the foregoing, UPN’s failure to provide any specifically identified Network Program (as opposed to its failure to provide Network Programs generally), or UPN’s delivery of repeat telecasts of one or more Network Programs, beyond the number of repeat telecasts originally contemplated by UPN, shall not constitute a failure to provide Network Programs as provided herein.

8.                                      RIGHTS ON TERMINATION.

8.1.          On the expiration or termination of the licenses granted:  to Licensee hereunder, whether by expiration of the License Term or UPN’s termination of this Agreement prior to the expiration of the License Term, all of Licensee’s rights hereunder (including, without limitation, all of Licensee’s rights with respect to the Network Programs and the Marks) shall automatically terminate and revert to UPN, and Licensee shall immediately discontinue telecasts of the Network Programs and all use of the Marks or any variation or simulation thereof.  In addition, upon any such termination, Licensee shall immediately discontinue producing, advertising and promoting the Goods and Services unless Licensee first removes all references to or uses of the Marks.

8.2.          Without limiting the foregoing, upon termination of the licenses granted to Licensee hereunder, the parties shall perform all other acts which may be necessary or useful to render effective the termination of Licensee’s interest in the Network Programs and the Narks, and Licensee shall execute any assignment, conveyance, acknowledgment or other document that UPN may require, relinquishing or conveying to UPN any and all rights to or interest in the Marks that Licensee has, and any goodwill associated therewith.

8.3.          If UPN terminates this Agreement pursuant to any provision hereof, notwithstanding such termination, UPN shall continue to have, and hereby reserves, all rights and remedies which it has, or which are granted to it by operation of law, with respect to any breach of this Agreement by Licensee, including, without limitation the right to recover damages with respect to any breach of this Agreement and the right to seek injunctive or other equitable relief with respect to any unlawful or unauthorized use of the Network Programs or the Marks.

9.                                      ADDITIONAL REMEDIES.

9.1.          Licensee agrees that Licensee’s obligations hereunder are of a special, unique, unusual and extraordinary character which give them a peculiar value such that Licensee’s failure to comply with such obligations cannot be reasonably or adequately

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compensated by damages in an action at law, and that a breach of Licensee’s obligations hereunder will cause UPN to suffer irreparable injury and damage.  Licensee hereby expressly agrees that UPN will be entitled to injunctive or equitable relief, including, without limitation, specific performance, to prevent or cure, any breach or threatened breach of Licensee’s obligations hereunder.  UPN’s resort to injunctive or equitable relief, however, will not be construed as a waiver of any other rights which UPN may have against Licensee for damages or otherwise.

9.2.          A waiver by either party of any breach of this Agreement shall not be deemed a waiver of any prior or subsequent breach hereof.  No waiver shall be effective’ unless in writing.  The exercise of any right will not be deemed a waiver of any other right or of any default of the other party.  All remedies of either party shall be deemed cumulative and the pursuit of any one remedy shall not be deemed a waiver of any other remedy.  Except where otherwise specifically noted, all references in this Agreement to “damages” shall mean all recoverable damages to the fullest extent permissible under law, including, without limitation, consequential damages, statutory damages and punitive damages.

10.                               NOTICE OF INTENT TO SELL AVAILABLE ASSETS.

If at any time during the License Term Licensee intends to sell, transfer or assign any or all of its rights in and to the Station, the assets comprising the Station or the license for the Station (collectively the “Available Assets”), prior to selling, assigning or transferring any of the Available Assets to a third party, Licensee shall notify UPN in writing to such effect prior to offering the Available Assets to any third party.

11.                               ASSIGNMENT.

11.1.        UPN may assign this Agreement to (i) any entity affiliated with UPN, including, without limitation, any entity which is a partner in UPN, (ii) any entity affiliated With any partner in UPN, or (iii) any entity acquiring all, or substantially all, of the assets or business of UPN.  Thereafter, such assignee may assign this Agreement to any other entity affiliated with such assignee.  Any such assignment shall release the assignor from its obligations hereunder and substitute the assignee therefor.

11.2.        Licensee may not assign this Agreement or any rights hereunder, either in whole or in part, voluntarily or by operation of law, without UPN’s prior written consent.  Any assignment permitted by UPN hereunder shall not relieve Licensee of its obligations hereunder.  Any purported assignment by Licensee (including, without limitation, a transfer of control of the Station’s license) without UPN’s prior written consent shall, at UPN’s election, be null and void and shall not be enforceable against UPN; provided, however, that UPN, in its sole discretion, may elect to waive the Event of Default arising from Licensee’s failure to. obtain UPN’s prior written consent to any such assignment (or transfer of control) and UPN may consent to a purported assignment of this Agreement (or a transfer of control of the Station’s license) by Licensee after the effective date of such purported assignment (or transfer of control).  For purposes of this paragraph, an assignment or transfer of a controlling interest in Licensee’s capital stock or other evidence of ownership, or the sale of all or substantially all of Licensee’s assets, will be deemed an assignment or transfer for which UPN’s prior written consent must first be obtained.

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11.3.        Licensee shall notify UPN immediately after any application is made to the FCC relating to a transfer either of any interest in Licensee or of the Station’s license.  In the event that UPN shall disapprove of the proposed transferee, UPN shall have the right to terminate !,this Agreement effective as of the effective date of any such transfer (except a transfer within the provisions of Section 73.3540(f) of the FCC Rules) by giving Licensee notice thereof, within thirty days after the date on which Licensee gives UPN notice of the making of such application.  If UPN does not so terminate this Agreement, Licensee shall, prior to the effective date of any such transfer of any interest in Licensee or of the Station’s license, and as a condition precedent to such transfer, procure and deliver to UPN, in form reasonably satisfactory to UPN, the agreement of the proposed transferee that, upon consummation of the transfer, the transferee will unconditionally assume and perform all obligations of Licensee under this Agreement.  Upon delivery of said agreement to UPN, the provisions of this Agreement applicable to Licensee shall, effective upon the date of such transfer, be applicable to such transferee.

11.4.        Licensee’s obligations to procure the assumption of this Agreement by any transferee of Station as a condition precedent to such transfer shall be deemed to’ be of the essence of this Agreement; further, Licensee expressly recognizes that money damages will be inadequate to compensate UPN for the breach of such obligation, and that UPN shall accordingly be entitled to equitable relief to enforce the same.

12.                               NOTICES.

All notices, statements and other documents which either party is required to give hereunder shall be in writing and shall be given either by personal delivery, overnight mail, certified or registered mail or facsimile (except as otherwise provided herein).  Delivery of any notice, statement or other document to either party shall be deemed complete if and when such notice, statement or document is personally delivered to such party, upon receipt by such party of a facsimile, or upon its deposit in the mail, postage pre-paid, registered or certified mail, return receipt requested, and addressed to the recipient at the address set forth herein.  All notices given hereunder shall be sent to the applicable party at the address for that party set forth on the first page of this Agreement, or to such other address as such party may be designate in writing from time to time.  All notices given to UPN hereunder shall be sent to the attention of the President, Affiliate Relations, or otherwise as UPN may designate in writing from time to time.

13.                               UNAUTHORIZED COPYING.

Subject to the provisions of paragraph 9.1 of the principal portion of this Agreement, Licensee shall not, and shall not permit others to, record, copy or duplicate any programming or other material furnished by UPN hereunder, in whole or in part, and shall take all reasonable precautions to prevent any such recording, copying or duplicating.  Notwithstanding the foregoing, if the Station is located in the Mountain Time Zone, Licensee may pre-record programming from UPN’s satellite feed for later telecast at the times scheduled by UPN.  Licensee shall erase all such pre-recorded programming promptly after its scheduled telecast and shall otherwise comply with the provisions of paragraph 9.1 of the principal portion of this Agreement.  Nothing in this paragraph 13 shall in any way authorize Licensee to telecast any Network Program more than the number of times specifically authorized by UPN.

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14.                               MISCELLANEOUS.

14.1.        Licensee shall not alter, delete or reposition any copyright, trademark, logo, credit or any other notice included in any materials or programming delivered pursuant to this Agreement, or include any advertisements or other material in any Network Program other than Licensee’s commercial announcements as provided in paragraph 5 of the principal portion of this Agreement.  Without limiting the generality of the foregoing, it is an express requirement of this Agreement that, when telecast, each Network Program bear the copyright notice contained in the Network Program as delivered by UPN.

14.2.        The relationship between the parties herein is strictly that of a licensor and licensee.  Nothing contained in this Agreement shall create any partnership, joint venture, fiduciary or agency relationship between UPN and Licensee nor shall anything contained herein be deemed to constitute a sale or rental of any Network Program.  Each party is acting independently hereunder and shall independently discharge all obligations imposed on it by any applicable federal, state or local law, regulation or order now or hereinafter in force or effect.

14.3.        The titles of the paragraphs of this Agreement are for convenience only and shall not in any way affect the interpretation of this Agreement or any part thereof.

14.4.        This Agreement is not for the benefit of any third party and shall not be deemed to grant any right or remedy to any third party whether or not referred to herein.

14.5.        This Agreement, which includes, without limitation, the Standard Terms and Conditions and any schedules, exhibits and riders attached hereto, constitutes the entire understanding between UPN and Licensee with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, representations, warranties, statements, promises, arrangements and understandings, either oral or written, express or implied, with respect to the subject matter hereof.  Each party acknowledges that no representation or agreement not expressly contained in this Agreement has been made to the other party or any of such party’s agents, employees or representatives.  This Agreement may not be modified or amended except in writing signed by each party hereto and no changes, amendments, assignments or waivers hereof shall be binding upon UPN until accepted in writing by a duly authorized officer of UPN.

14.6.        This Agreement shall be governed by and construed in accordance with the federal laws of the United States, including, without limitation, the FCC Rules, regulations and published policies of the FCC, and the laws of the State of New York applicable to contracts entered into and fully performed therein.  Any legal proceedings brought to resolve any dispute arising out of or relating to this Agreement shall be commenced in the appropriate Los Angeles or New York County court or the United States District Court for the Central District of California or the Southern District of New York.  No action or proceeding brought pursuant to this Agreement shall be commenced or maintained outside of either Los Angeles or New York County.  Regardless of the parties’ respective domicile or residence, the parties hereby submit to the exercise of personal jurisdiction over them by the Los Angeles or New York County courts or the United States District Court for the Central District of California or the Southern District of New York.  In that regard, Licensee hereby irrevocably appoints the Secretary of State of the State of California as its attorney-in-fact for purposes of service of summons or other legal

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process on Licensee in the State of California and the Secretary of State of the State of New York as its attorney-in-fact for purposes of service of summons or other legal process on Licensee in the State of New York.  Such service may be made by mailing a copy of any summons or other legal process in any such action or proceeding to the applicable Secretary of State and delivering a copy of such summons or other legal process to Licensee in accordance with the provisions of paragraph 12 of these Standard Terms and Conditions.  The California and New York Secretaries of State are hereby authorized and directed to accept service of summons or other legal process on Licensee’s behalf.  Service of such summons or other legal process as provided herein shall be deemed personal service on Licensee, accepted by Licensee as such, and shall be legal and binding upon Licensee for all purposes of any such action or proceeding.  Licensee irrevocably waives any objection which it may now or hereafter have to the venue of any suit, action or proceeding arising out of or relating to this Agreement or any document executed in connection herewith brought in the courts of the State of California, County of Los Angeles, the State of New York, County of New York, or in the United States District Court for the Central District of California or Southern District of New York, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

14.7.        In the event of any dispute arising under or related to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs incurred therein.

14.8.        If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental authority (including, without limitation, the FCC) to be invalid, void or unenforceable, (i) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any section of this Agreement containing such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

14.9.        This Agreement and all rights and all obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including, without limitation, any assignee or transferee pursuant to any assignment or transfer for which UPN has consented pursuant to paragraph 11.2 or 11.3, above).

14.10.      As used in this Agreement “and” means all of the possibilities, “or” means any or all of the possibilities in any combination, “either…or” means only one (1) of the possibilities and “including” means “including, without limitation”.

14.11.      This Agreement may be executed in one (1) or more counterparts, each of which shall, for all purposes, be deemed an original, and all of such counterparts together shall constitute one (1) and the same Agreement.

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DEAL TERMS RIDER

YOUNG BROADCASTING OF SIOUX FALLS, INC. (KELO-DT)

This agreement (the “Rider”) shall serve as a rider to the October 15, 2003, Affiliation Agreement between UPN and Young Broadcasting of Sioux Falls, Inc. with respect to KELO-DT, which broadcasts on television channel 32 and which is licensed by the FCC to serve the community of Sioux Falls, South Dakota located in the Designated Market Area of Sioux Falls (Mitchell), South Dakota.  Unless otherwise indicated, all capitalized terms used herein shall be defined as set forth in the Agreement.  In the event of any conflict between any of the provisions of this Rider and the Agreement, the applicable provision of this Rider shall control.

1.             The License Term shall be a five (5) year period commencing on January 27, 2004.  Licensee shall have the option to extend the Agreement for an additional five year term by giving UPN written notice of its election to extend, no fewer than ninety (90) days before the expiration of the License Term.

2.             Paragraph 1.1 of the Agreement is amended by inserting “certain of after the word “over” in said paragraph.

3.             The first sentence of paragraph 2.2 of the Agreement is deleted.

4.             Notwithstanding anything to the contrary contained in paragraphs 2.2.2, 2.2.3 or 2.3, in the event UPN elects to deliver additional programs to Station as described in said paragraphs, Licensee shall not be obligated to telecast such additional programs and Licensee’s sole obligation with respect thereto shall be to use its best efforts to clear such programs.  Any such programs cleared by Licensee shall be deemed to be Network Programs and subject to the terms and conditions of the Agreement.  In addition, paragraph 2.4 of the Agreement is amended by adding the following sentence at the end thereof:

If the time periods during which UPN schedules a Network Program is outside the time periods specified in 2.2.1, then Licensee will use its best efforts to clear the Network Program during the requested alternate time period.

5.             It is understood that a “change in broadcast schedule” as set forth in paragraph 2.5 shall not include the change in time of telecast of any Network Program if such change is to a time period outside those specified in paragraph 2.2.1.

6.             Notwithstanding the terms of paragraph 3 of the Agreement or paragraph 1 of this Rider, and in addition to any termination rights accorded to UPN in the Standard Terms and Conditions of the Agreement, UPN may terminate the Agreement, in its sole discretion, at any time upon one (1) years prior written notice to Licensee, which termination shall in no event be effective prior to January 26, 2007.

7.             Notwithstanding the terms of paragraph 4.1 of the Agreement, the only data that Licensee shall be obligated to telecast shall be data included within the definition of program related material set forth in paragraph 4.2 of the Agreement.

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8.             The fourth sentence of paragraph 4.2 of the Agreement is amended by deleting everything after “business purpose” in said sentence.

9.             Paragraph 4.2 of the Agreement is further amended by inserting the following after “as” in clause (vii) in the fifth sentence of said paragraph:

UPN and Licensee agree (which agreement shall not be unreasonably withheld by either party)

10.           The breach by Licensee of paragraph 5.5 of the Agreement shall not be deemed a material breach of the Agreement.

11.           Paragraph 6.1.1 of the Agreement is deleted and replaced with the following:

Nothing contained herein shall be construed to prevent Licensee from exercising its rights under the FCC’s “Right to Reject Rule” as set forth in Section 73.658(e) of the FCC Rules whereby Licensee may reject or refuse any Network Program that Licensee reasonably believes to be unsatisfactory, unsuitable or contrary to the public interest (an “Unacceptable Program”), or may substitute a program that Licensee reasonably believes is of greater local or national importance; provided, however, that Licensee shall give UPN written notice of each such preemption, and the justification therefor, at least seventy-two (72) hours in advance of the scheduled telecast, or as soon thereafter as circumstances permit (including an explanation of the cause for any lesser notice); and further provided that, except with respect to Unacceptable Programs, unless UPN gives Licensee written notice that UPN is exercising its right, pursuant to paragraph 6.2, below, to terminate Licensee’s right to telecast the preempted Network Program, Licensee fulfills its make-good obligations as set forth in paragraph 6.3, below.  No Network Program may be considered unsatisfactory, unsuitable or contrary to the public interest, or of lesser local or national importance, based on program performance or ratings, advertiser reactions, or the availability of alternative programming (including, without limitation, sporting events) which Licensee believes to be more profitable or attractive than the scheduled Network Program.

12.           Paragraph 7.1 of the Agreement is amended by deleting the first clause of the second sentence of said paragraph and replacing it with the following:

Licensee shall use good faith efforts to telecast the Promos to obtain the best possible promotion for the Network Programs;

13.           The second sentence of paragraph 8.1 is deleted and replaced with the following:

Licensee acknowledges that telecasts of the Network Programs by a television broadcast station located outside of the Licensed Community or Network Exclusivity Zone may be received over the air by television sets located within the Licensed Community or Network Exclusivity Zone and Licensee agrees that such reception shall not constitute a breach of this Agreement by UPN.

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14.           Paragraph 8.2 and the first two sentences of paragraph 8.3 of the Agreement are deleted in their entirety.  “Notwithstanding the provisions of this paragraph or the Exclusivity Rider,” in the third sentence of paragraph 8.3 is deleted and replaced with “Notwithstanding the provisions of paragraph 8.1 of the Agreement,”.  Licensee agrees that no exclusivity is granted pursuant to the Agreement with respect to the retransmission by cable systems of broadcast signals originating outside the Licensed Community whether pursuant to a compulsory license or otherwise.

15.           The words “Any and all costs of whatever kind or nature” in the second sentence of paragraph 9.1 of the Agreement are deleted and replaced with the following:

UPN, at its expense, shall deliver the Network Programs to Licensee in good quality for telecast by Licensee and all costs

16.           The word “endeavor” in the paragraph 9.2 of the Agreement is deleted and replaced with “use reasonable efforts”.

17.           The word “immediately” in paragraph 1.1 of the Agreement is deleted and replaced with “, within fourteen (14) business days,”

18.           Paragraph 4.1 of the Standard Terms and Conditions is deleted and replaced with the following:

UPN will defend, indemnify and hold harmless Licensee, its successors, licensees, assigns and parent, subsidiary and affiliated companies or entities, and the directors, officers, employees, agents, successors, licensees and assigns of each of the foregoing, from and against any and all third party claims and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities, due to (i) Licensee’s telecast or distribution in accordance with the provisions of this Agreement of promotional materials for the Network Programs delivered to Licensee by UPN (ii) UPN’s breach of any of its obligations, representations or warranties set forth in this Agreement.  UPN will remain responsible for honoring UPN’s indemnity obligations pursuant to this paragraph 4.1 despite any assignment pursuant to paragraph 11, below.

19.           The words “thirty (30) days” in the second sentence of paragraph 7.1.6 of the Standard Terms and Conditions are deleted and replaced with “one (1) year”.

20.           Paragraph 7.2 of the Standard Terms and Conditions is amended by deleting “only” in the first sentence thereof and by inserting the following after the first sentence of said paragraph:

In addition, Licensee shall have the right to terminate this Agreement in the event of a breach by UPN of, or failure by UPN to comply with, any material term, covenant, representation, warranty or condition of this Agreement in which event UPN will have ten (10) days after its receipt of written notice from Licensee specifying the breach or failure within which to cure the breach or failure.  Such termination shall become effective immediately upon UPN’s receipt of Licensee’s written termination notice.

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21.           Paragraph 9.1 of the Standard Terns and Conditions is deleted and replaced with the following:

Licensee and UPN agree that each of their obligations hereunder are of a special, unique, unusual and extraordinary character which give them a peculiar value such that either party’s failure to comply with such obligations cannot be reasonably or adequately compensated by damages in an action at law, and that a breach of a party’s obligations hereunder will cause the other party to suffer irreparable injury and damage.  Each party hereby expressly agrees that the other party will be entitled to injunctive or equitable relief, including, without limitation, specific performance, to prevent or cure any breach or threatened breach of such other party’s obligations hereunder.  Either party’s resort to injunctive or equitable relief, however, will not be construed as a -waiver of any other rights which such party may have against the other party for damages or otherwise.

22.           Paragraph 10 of the Standard Terms and Conditions is deleted.

23.           Paragraph 11.2 of the Standard Terms and Conditions is amended, by inserting “which consent shall not be unreasonably withheld; provided, however, that a pro forma assignment or transfer or control permitted to be filed pursuant to the FCC Rules on FCC Form 315 shall not require consent by UPN” at the end of the first sentence thereof.

24.           Paragraph 11.3 or the Standard Terms and Conditions is amended by inserting “, including, without limitation, any notice filed on FCC Form 316” at the end of the first sentence thereof and by inserting “which disapproval may only be for reasonable cause,” between “transferee,” and “UPN” in the second sentence thereof.

25.           Paragraph 11.4 of the Standard Terms and Conditions is deleted and replaced with the following:

Each party’s obligations to procure the assumption of this Agreement by any transferee of such party as a condition precedent to such transfer and such assumption shall be deemed to be of the essence of this Agreement; further each party expressly recognizes that money damages will be inadequate to compensate the other party for the breach of such obligation, and that each party shall accordingly be entitled to equitable relief to enforce the same.

26.           The 5th through 8th sentences of paragraph 14.6 of the Standard Terms and Conditions are deleted.

27.           Licensee agrees to use its best efforts to obtain upon commencement of the License Term and maintain through the end of the first year of the License Term, distribution by cable systems of the Subchannel that carries the Network Programs to at least sixty five percent (65%) of cable subscribers in the Station’s DMA and to obtain within one years of the commencement of the License Term and to maintain for the duration thereof, distribution by cable systems to ninety percent (90%) of cable subscribers in the Station’s DMA.

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28.           It is agreed and understood that nothing in the Agreement shall be construed as a waiver of any legal right or obligation possessed by or imposed on the parties by any applicable law, rule or regulation.  In particular, it is agreed that paragraphs 2.2.2, 2.2.3, 2.3, 2.4, 2.5, 4.1, 4.2, 6.1.1, 6.1.2, 6.2 and 6.3 shall be construed so as to conform with the “exclusive affiliation”, “territorial exclusivity”, “time option” and “right to reject” rules (47 CFR § 73.658) as interpreted by the FCC.  It is understood that the interpretation of these rules is presently the subject of an FCC proceeding.  It is agreed that the terms of the Agreement shall be construed in a fashion consistent with the decision rendered in that proceeding.

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EXHIBIT A

1.             Licensee does not have any prior programming commitments.  Licensee shall nevertheless be entitled to ten (10) hours per calendar year of one-time-only preemptions of Network Programs (pro rated for the period from the commencement of the License Term through the first December 31 thereof and for the period from the final January 1 thereof through the end of the License Term), which preemptions shall be deemed Authorized Preemptions.  In addition, it is understood that Licensee intends to explore the possibility of obtaining broadcast rights to professional and local sports programming in which event the parties shall negotiate in good faith with respect to increasing the number of Authorized Preemptions and UPN shall not unreasonably withhold its consent to such an increase.

2.             With regard to preemptions of Prime Time Network Programs, the make-good times shall be as follows, with Licensee exerting its best efforts to program the make-good alternatives in descending order as set forth in the table below:

2.1.	First Alternative:

Immediately following the preemption, or if the news immediately follows the preemption, immediately following said newscast, provided that no make-goods shall conclude after 12:00 midnight Eastern and Pacific Times. (11:00 p.m. Central and Mountain Times).

2.2.	Second Alternative:

Saturday, 8:00 p.m. – 10:00 p.m. or Sunday, 7:00 p.m. – 10:00 p.m. Eastern and Pacific Times (Saturday, 7:00 p.m. - 9:00 p.m. or Sunday, 6:00 p.m. — 9:00 p.m. Central and Mountain Times), until such time as UPN programs said time period(s).

2.3.	Third Alternative:	Saturday, 5:00 p.m. – 8:00 p.m. or Sunday, 4:00 p.m. – 7:00 p.m. Eastern and Pacific Times (Saturday, 4:00 p.m. – 7:00 p.m. or Sunday, 3:00 p.m. – 6:00 p.m. Central and Mountain Times).

2.4.	Fourth Alternative:	Monday through Sunday, 10:00 p.m. – 12:00 midnight Eastern and Pacific Times (9:00 p.m. – 11:00 p.m. Central and Mountain Times).

Notwithstanding the foregoing, the make-good time for WWE Smackdown! or any successor WWE program shall be in accordance with those requirements imposed from time to time by World Wrestling Entertainment and UPN and of which Licensee shall be notified by UPN.  Such requirements are currently that the make-good time shall be between 6:00 p.m. and 2:00 a.m. on the Friday or Saturday following the preemption.

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3.             Pursuant to paragraph 6.3 of the Agreement, the make-good times for preemptions of non-Prime Time Network Programs shall be as follows:

3.1.	Weekend Programming

If the preempted Network Program is one intended primarily for children twelve (12) years old or younger, Saturday or Sunday between 7:00 a.m. and 6:00 p.m. (in all time zones).  For all other preempted Weekend Programming, Saturday or Sunday between 12:00 noon and 12:00 midnight (in all time zones).

3.2.	Daytime Programming	Monday through Friday between 2:00 p.m. and 6:00 p.m. in all time zones).

4.             Notwithstanding anything in paragraphs 2 and 3 of this Exhibit A to the contrary, no make-good telecast shall conflict with the telecast of any other regularly scheduled Network Program and no make-good telecast shall conclude after the end of the Sunday broadcast day (i.e. 2:00 a.m. Monday morning) during the broadcast week the preempted Network Program was originally scheduled for telecast.

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EXHIBIT B

EXCLUSIVITY RIDER

This Exclusivity Agreement is entered into with reference to the following facts:

A.            Licensee and UPN have entered into that certain Affiliation Agreement pursuant to which UPN has agreed to deliver certain television programs to Licensee (collectively the “Network Programs”).

B.            Licensee desires to exhibit the Network Programs on an exclusive basis in the Licensed Community.

C.            UPN desires that Licensee shall exhibit the Network Programs in the Licensed Community on an exclusive basis.

WHEREFORE, Licensee and UPN hereby agree as follows:

1.0           The following definitions shall apply in interpreting the terms of this Exclusivity Agreement:

1.10         “Cable television system” has the meaning given to that term in Section 76.5(a) of the FCC Rules.

1.11         “FCC Rules” means the rules and regulations of the FCC, as the same may be in effect from time-to-time, as set forth in volume 47 of the Code of Federal Regulations (47 CFR).  All references in this Exclusivity Agreement to specific sections of the FCC Rules shall be deemed to be references to the applicable section in 47 CFR

1.12         “Network Exclusivity Zone” means the zone within thirty-five (35) miles of a station’s Reference Points, or, in the case of a “small market television station”, as defined in Section 76.92 of the FCC Rules, the zone within fifty-five (55) miles of said Reference Points; provided, however, that in no case shall the “Network Exclusivity Zone” include an area within the Designated Market Area, as most recently determined by Nielsen Media Research, of another UPN affiliate.

1.13         “Reference Point” has the meaning given to that term in Section 73.658(m) of the FCC Rules, and shall be deemed to include with respect to a station in a hyphenated market, the Reference Point of each named community in that market.

1.14         “Television station” means any television broadcast station licensed by the FCC and operating on a channel regularly assigned to its community by Section 73.606 or 73.622 of the FCC Rules.

2.0           All capitalized terms used in this Exclusivity Agreement without definition shall have the meaning accorded to such terms in the Affiliation Agreement.

3.0           UPN agrees that during the License Term, except as set forth in paragraphs 6.2 and 6.3 of the Affiliation Agreement, UPN shall not license the Network Programs, or any of them, to any broadcast television station licensed by the FCC to operate in the Licensed Community, other than the Station.  Licensee acknowledges that telecasts of the Network

Programs originating outside of the Licensed Community may be received by television sets located within the Licensed Community, and Licensee agrees that such reception shall not constitute a breach of this Exclusivity Agreement by UPN.

4.0           Licensee shall be entitled to exercise, within Station’s Network Exclusivity Zone, the protection against duplication of network programming in any and all formats (including digital format), as provided by Sections 76:92 through 76.95 of the FCC Rules, and Sections 76.120 through 76.124 of the FCC Rules, with respect to a Network Program during the period beginning one (1) day before and ending seven (7) days after the day UPN intends for such Network Program to be generally broadcast by UPN’s affiliates; provided, however, that such right shall apply only to Network Programs broadcast in the intended time period or authorized make-good time period; and provided further that nothing herein shall be deemed to preclude UPN from granting to any other broadcast television station licensed to any other community similar network non-duplication rights within that station’s Network Exclusivity Zone, and Licensee’s aforesaid right of network non-duplication shall not apply with respect to the transmission of the programs of another UPN affiliate (current or future) by a “community unit”, or a satellite carrier, as those terms are defined by the FCC Rules, located (wholly or partially), or serving subscribers, within the area in which Station’s Network Exclusivity Zone overlaps the Network Exclusivity Zone of that other UPN affiliate.  Notwithstanding the provisions of this Exclusivity Agreement, (a) UPN shall have the right to authorize any television broadcasting station (whether or not such station is in the Licensed Community) to telecast any program offered by UPN concerning a subject UPN deems to be of immediate national significance, including, without limitation, a Presidential address and (b) with respect to the MGM movies that currently constitute the Saturday Programming, exclusivity is granted only with respect to the regularly scheduled period of broadcast of said Saturday Programming.

5.0           If any provision or part thereof of this Exclusivity Agreement is determined to be invalid by a final decision of any court or government agency, the remaining provisions or part thereof shall remain in full force and effect.

6.0           In the event that a cable television system, television station or any other entity or person fails to respect Licensee’s exclusive rights pursuant to this Exclusivity Agreement and the FCC Rules, or any other applicable agreements, rules or statutes, Licensee shall promptly notify UPN and Licensee may institute such actions and proceedings as are provided for by the FCC Rules or under any statute, law, regulation or at common law in order to enforce its exclusive rights and recover damages for the violation thereof.  UPN may, but shall not be obligated to, join Licensee in such actions and proceedings, and may be represented by counsel of its choice.  If it so elects, or in the event that Licensee fails to institute any such action or proceeding, UPN may institute and prosecute any such suit or proceeding in its own name as it may determine in its sole discretion.  In the event any damages or monies for the violation of Licensee’s exclusive rights or of any statute, law or regulation, are recovered in any joint action or proceeding, the amount so recovered shall be divided between UPN and Licensee according to their respective damages established in the joint action or proceeding after first deducting therefrom reasonable expenses and counsel fees.  In the event that either party brings an action or proceeding without being joined therein by the other party, the party bringing the action or proceeding shall pay its own expenses and counsel fees, and shall retain any amount recovered for its own benefit.

IN WITNESS WHEREOF, the parties hereto have executed this Exclusivity Agreement as of the day and year first written above.

UPN	YOUNG BROADCASTING OF SIOUX FALLS, INC.

By:	By:

Peter Schruth	Name:	Mark E. Antonitis
President, Affiliate Relations
	Title:	President/General Manager

Dated:	Dated:	10-22-03